Exhibit 10.13

PAYMENTUS HOLDINGS, INC.

CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Change in Control and Severance Agreement (the “Agreement”) is made by and between Paymentus Holdings, Inc., a Delaware corporation (the “Company”), and Gerasimos (Jerry) Portocalis (“Executive”), effective as of February 7, 2022 (the “Effective Date”).

This Agreement provides certain protections to Executive in connection with an involuntary termination of Executive’s employment with the Company under the circumstances described in this Agreement, including in connection with a change in control of the Company. Certain capitalized terms used in this Agreement are defined in Section 7 below.

The Company and Executive agree as follows:

1.
Term of Agreement. This Agreement will continue indefinitely until terminated by written consent of the parties hereto, or if earlier, upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.
2.
At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law. No payments, benefits, or provisions under this Agreement will confer upon Executive any right to continue Executive’s employment with the Company, nor will they interfere with or limit in any way the right of the Company or Executive to terminate such relationship at any time, with or without cause, to the extent permitted by applicable laws.
3.
Severance Benefits.
3.1.
Qualifying Termination Outside of the Change in Control Period. In the event of a Qualifying Termination that occurs other than during the Change in Control Period, Executive will receive the following payments and benefits from the Company, subject to the requirements of this Agreement:
3.1.1.
Salary Severance. Continued payments of Monthly Salary, payable in accordance with the Company’s standard payroll procedures, for a period of six (6) months following the date of the Qualifying Termination.
3.1.2.
COBRA Severance. Subject to Executive timely electing continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and further subject to Section 5.3, the Company will pay the premiums required for continued coverage pursuant to COBRA under the Company’s group health, dental and vision care plans for Executive and any of Executive’s eligible dependents, as applicable, following the Qualifying Termination until the earliest of: (a) six (6) months following the date of the Qualifying Termination, (b) the date on which Executive and Executive’s eligible dependents (as applicable) become covered under similar plans, or (c) the expiration of Executive’s (and any of Executive’s eligible dependents’, as applicable) eligibility for continuation coverage under COBRA.

Exhibit 10.13

3.2.
Qualifying Termination During the Change in Control Period. In the event of a Qualifying Termination that occurs during the Change in Control Period, Executive will receive the following payments and benefits from the Company, subject to the requirements of this Agreement:
3.2.1.
Salary Severance. A single, lump sum, cash payment equal to seventy‑five percent (75%) of Executive’s Salary.
3.2.2.
Prorated Bonus Severance. A single, lump sum, cash payment equal to Executive’s Target Bonus, prorated by multiplying such amount by a fraction, (x) the numerator of which is the number of days during which Executive was employed with the Employer in the calendar year that the Qualifying Termination occurs, and (y) the denominator of which is the total number of days in such calendar year.
3.2.3.
COBRA Severance. Subject to Executive timely electing continuation coverage under COBRA and further subject to Section 5.3, the Company will pay the premiums required for continued coverage pursuant to COBRA under the Company’s group health, dental and vision care plans for Executive and any of Executive’s eligible dependents, as applicable, following the Qualifying Termination until the earliest of: (a) nine (9) months following the date of the Qualifying Termination, (b) the date on which Executive and Executive’s eligible dependents (as applicable) become covered under similar plans, or (c) the expiration of Executive’s (and any of Executive’s eligible dependents, as applicable) eligibility for continuation coverage under COBRA.
3.2.4.
Vesting Acceleration of Time-Based Awards. Vesting acceleration of one hundred percent (100%) of any Time‑Based Awards that are outstanding and unvested as of the date of the Qualifying Termination. For the avoidance of doubt, in the event of Executive’s Qualifying Termination that occurs prior to a Change in Control, any then outstanding and unvested portion of Executive’s Awards will remain outstanding (and unvested) until the earlier of (x) three (3) months following the Qualifying Termination, or (y) a Change in Control that occurs within three (3) months following the Qualifying Termination, solely so that any benefits due on a Qualifying Termination can be provided if the Qualifying Termination occurs during the Change in Control Period (provided that in no event will Executive’s stock option Awards or similar Awards remain outstanding beyond the Award’s maximum term to expiration). If no Change in Control occurs within three (3) months following a Qualifying Termination, any unvested portion of Executive’s Awards automatically and permanently will be forfeited on the date three (3) months following the date of the Qualifying Termination without having vested.
3.3.
Termination Other Than a Qualifying Termination. If the termination of Executive’s employment does not constitute a Qualifying Termination, then Executive will not be entitled to receive any severance or other benefits in connection with such termination except for those, if any, as may then be established under the Company’s then existing severance and benefits plans or programs.
3.4.
Non-duplication of Payment or Benefits. For purposes of clarity, in the event of a Qualifying Termination that occurs during the period within three (3) months prior to a Change in Control, any severance payments and benefits to be provided to Executive under Section 3.2 will be reduced by any amounts that already were provided to Executive under Section 3.1. Notwithstanding any provision of this Agreement to the contrary, if Executive is entitled to any cash severance, continued health coverage benefits, vesting acceleration of any Awards, or other severance or separation benefits similar to those

Exhibit 10.13

provided under this Agreement, by operation of applicable law or under a plan, policy, contract, or arrangement sponsored by the Company or to which the Company is a party other than this Agreement (“Other Benefits”), then the corresponding severance payments and benefits under this Agreement will be reduced by the amount of Other Benefits paid or provided to Executive.
3.5.
Death of Executive. In the event of Executive’s death before all payments or benefits Executive is entitled to receive under this Agreement have been provided, the unpaid amounts will be provided to Executive’s designated beneficiary, if living (and if properly designated in accordance with such procedures as established by the Company from time to time), or otherwise to Executive’s personal representative in accordance with the terms of this Agreement.
4.
Accrued Compensation. On any termination of Executive’s employment with the Company, Executive will be entitled to receive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements.
5.
Conditions to Receipt of Severance.
5.1.
Separation Agreement and Release of Claims. Executive’s receipt of any severance payments or benefits upon a Qualifying Termination under Section 3 is subject to Executive signing and not revoking the Company’s then standard separation agreement and release of claims with the Company (the “Release”), which must become effective and irrevocable no later than the sixtieth (60th) day following the date of the Qualifying Termination (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, Executive will forfeit any right to the severance payments or benefits under Section 3.
5.2.
Payment Timing. Subject to any delay required by Section 5.4 below, any lump sum cash severance payments under Section 3 relating to salary severance and any bonus severance will be provided, or in the case of installments of any such severance will commence, on the first regularly scheduled payroll date of the Company following the date the Release becomes effective and irrevocable (or with respect to such payments under Section 3.2, if later, on the date of the Change in Control) (the “Payment Date”), and any such severance otherwise payable to Executive during the period immediately following the date of the Qualifying Termination through the Payment Date will be paid in a lump sum to Executive on the Payment Date with any remaining payments to be made as provided in the Agreement. Any Time‑Based Awards that are restricted stock units, performance shares, performance units, and/or similar full value awards (“Full Value Awards”) that accelerate vesting under Section 3.2.4 will be settled, subject to any delay required by Section 5.4 below (or the terms of the Full Value Award agreement or other Company plan, policy, or arrangement governing the settlement timing of the Full Value Award to the extent such terms specifically require any such delay in order to comply with the requirements of Section 409A (as defined below), as applicable), (a) on a date within ten (10) days following the date the Release becomes effective and irrevocable, or (b) if later, in the event of a Qualifying Termination that occurs prior to a Change in Control, on a date on or before the date of completion of the Change in Control.
5.3.
COBRA Severance Limitations. If the Company determines in its sole discretion that it cannot provide the COBRA-related benefits set forth in Section 3.1.3 or 3.2.3, as applicable (the “COBRA Severance”) without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of such

Exhibit 10.13

COBRA Severance, subject to any delay required by Section 5.4 below, the Company will provide to Executive a taxable monthly payment payable on the last day of a given month (except as provided by the last sentence in this Section 5.3), in an amount equal to the monthly COBRA premium that would be required to continue coverage under the Company’s group health, dental and vision care plans for Executive and Executive’s eligible dependents, as applicable, as in effect on the date of the Qualifying Termination, in each case, which amount will be based on the premium rates applicable for the first month of COBRA Severance for Executive and any eligible dependents of Executive (each, a “COBRA Replacement Payment”), and which COBRA Replacement Payments will be made regardless of whether Executive elects COBRA continuation coverage and will end on the earlier of (a) the date upon which Executive obtains other employment, or (b) the date the Company has paid an amount totaling the number of COBRA Replacement Payments equal to the number of months in the applicable COBRA Severance period set forth in clause (a) of Section 3.1.3 or Section 3.2.3, as applicable. For the avoidance of doubt, the COBRA Replacement Payments may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to any applicable withholdings. Notwithstanding anything to the contrary under this Agreement, if the Company determines in its sole discretion at any time that it cannot provide the COBRA Replacement Payments without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Executive will not receive the COBRA Replacement Payments or any further COBRA Severance.
5.4.
Section 409A. The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities and ambiguous terms in this Agreement will be interpreted in accordance with this intent. No payments or benefits to be provided to Executive, if any, under this Agreement or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. To the extent required to be exempt from or comply with Section 409A, references to the termination of Executive’s employment or similar phrases used in this Agreement will mean Executive’s “separation from service” within the meaning of Section 409A.
5.4.1.
Any payments or benefits paid or provided under this Agreement that satisfy the requirements of the “short-term deferral” rule under Treasury Regulations Section 1.409A‑1(b)(4), or that qualify as payments made as a result of an involuntary separation from service under Treasury Regulations Section 1.409A-1(b)(9)(iii) that is within the limit set forth thereunder, will not constitute Deferred Payments for purposes of this Section 5.4.
5.4.2.
Notwithstanding any provisions to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), then any payments or benefits under this Agreement that constitute Deferred Payments payable within the first six (6) months after Executive’s separation from service instead will be payable on the date six (6) months and one (1) day after Executive’s separation from service; provided that in the event of Executive’s death within such six (6) month period, any payments delayed by this Section 5.4.2 will be paid to Executive in a lump sum as soon as administratively practicable after the date of Executive’s death. Any subsequent Deferred Payment will be payable in accordance with the payment schedule applicable to such payment. To the extent that Executive is not a specified employee but Executive’s Qualifying Termination occurs at a time during the year whereby the

Exhibit 10.13

Release Deadline Date will occur in the year immediately following the year in which the Qualifying Termination occurs, then any payments or benefits under this Agreement that constitute Deferred Payments that otherwise would be payable prior to the Release Deadline Date instead will be paid on the Release Deadline Date and any subsequent Deferred Payment will be payable in accordance with the payment schedule applicable to such payment.
5.4.3.
The Company reserves the right to amend this Agreement as it considers necessary or advisable, in its sole discretion and without the consent of Executive or any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Each payment, installment, and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Treasury Regulations Section 1.409A-2(b)(2). In no event will Executive have any discretion to choose Executive’s taxable year in which any payments or benefits are provided under this Agreement. In no event will the Company or any parent, subsidiary or other affiliate of the Company have any responsibility, liability or obligation to reimburse, indemnify or hold harmless Executive for any taxes, penalties or interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.
6.
Section 280G; Limitation on Payments.
6.1.
Reduction of Severance Benefits. If any payment or benefit that Executive would receive from the Company or any other party whether in connection with the provisions in this Agreement or otherwise (the “Payments”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments will be either delivered in full, or delivered as to such lesser extent that would result in no portion of the Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some of the Payments may be subject to the Excise Tax. If a reduction in Payments is made in accordance with the immediately preceding sentence, the reduction will occur, with respect to the Payments considered parachute payments within the meaning of Code Section 280G, in the following order: (i) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first cash payment to be reduced); (ii) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Section 280G of the Code in the reverse order of date of grant of the equity awards (that is, the most recently granted equity awards will be cancelled first); (iii) reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the equity awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and (iv) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first benefit to be reduced). In no event will Executive have any discretion with respect to the ordering of Payment reductions. Executive will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Agreement, and neither the Company nor any parent, subsidiary or other affiliate of the Company have any responsibility, liability or obligation to reimburse, indemnify or hold harmless Executive for any of those payments of personal tax liability.

Exhibit 10.13

6.2.
Determination of Excise Tax Liability. Unless the Company and Executive otherwise agree in writing, any determinations required under this Section 6 will be made in writing by a nationally recognized accounting or valuation firm (the “Firm”) selected by the Company, whose determinations will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm reasonably may request in order to make determinations under this Section 6. The Company will bear the costs and make all payments required to be made to the Firm for the Firm’s services that are rendered in connection with any calculations contemplated by this Section 6. The Company will have no liability to Executive for the determinations of the Firm.
7.
Definitions.
7.1.
“Award” means stock options and other equity awards covering shares of Company common stock granted to Executive.
7.2.
“Board” means the Company’s Board of Directors.
7.3.
“Cause” means the occurrence of one or more of the following: (a) the commission by Executive of a criminal offence (i) involving moral turpitude or (ii) involving dishonesty, theft or fraud with respect to the Company or any of its affiliates or any of their customers, suppliers, licensors, licensees, employees or other business relation, which has had or the Board reasonably believes could have a material negative effect upon the Company or any of its affiliates, (b) substantial and repeated failure to perform duties as reasonably directed by the CEO, (c) gross negligence or willful misconduct with respect to the Company or any of its affiliates or any of their customers, suppliers, licensors, licensees, employees or other business relation, (d) breach of fiduciary duty with respect to the Company or any of its affiliates or any of their customers, suppliers, licensors, licensees, employees or other business relation, which has had or the Board reasonably believes could have a material negative effect upon the Company or any of its affiliates, (e) repeated conduct causing the Company or any of its affiliates substantial public disgrace or disrepute or substantial economic harm, (f) any act or omission aiding or abetting a competitor, supplier or customer of the Company or any of its affiliates to the material disadvantage or detriment of the Company and its affiliates, (g) a material failure to observe the Company’s policies or standards regarding employment practices (including, without limitation, nondiscrimination and sexual harassment policies) as in effect from time to time, and/or (h) a failure by Executive to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees if the Company or Board has requested Executive’s cooperation, provided that Executive’s failure to waive attorney-client privilege relating to communications with Executive’s own attorney in connection with an Investigation will not constitute “Cause”; provided, however, that the events described in the foregoing clauses (b), (f) and (g) shall not constitute Cause unless the Company shall have notified Executive in writing describing, in reasonable detail, the events which constitute Cause and, to the extent practicable, the conduct required to cure such Cause (if such Cause if capable of being cured) and then only if Executive shall have failed to cure such events within 30 days after Executive’s receipt of such written notice.

Exhibit 10.13

7.4.
“Change in Control” means the first occurrence of any of the following events on or after the Effective Date:
7.4.1.
Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, none of the following will be considered a Change in Control: (a) the acquisition of additional securities by any one Person, who prior to the acquisition thereof is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company; (b) the acquisition of additional securities or voting power of the Company by any or some combination of the Specified Stockholders (as defined below), their Permitted Transferees (as defined in the Company’s certificate of incorporation, as it may be amended from time to time (“COI”)), or both; (c) any change in the Specified Stockholders’ voting power of the Company resulting from a repurchase, redemption, retirement or other similar acquisition of stock of the Company by the Company; (iv) any change in voting power as a result of a transfer by a Specified Stockholder to a Permitted Transferee or from any such Permitted Transferee back to such Specified Stockholder or any other Permitted Transferee, or both as of the time of each such transfer of such Specified Stockholder; and (v) any change in the Specified Stockholders’ voting power of the Company resulting from a conversion of shares of the stock of the Company reducing the number of shares or vote per share of stock outstanding. For the avoidance of doubt, no acquisition or disposition of Class B common stock of the Company by the Specified Stockholders or change in the total voting power of the Company solely as a result of (x) the conversion of any shares of stock of the Company into shares of Class B common stock of the Company, (y) the conversion of any shares of Class B common stock of the Company into shares of any other class of stock of the Company, or (z) any change in the voting power of the Class B common stock of the Company will constitute a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event shall not be considered a Change in Control under this Section 7.4.1. For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or
7.4.2.
Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; provided that if any Person or any or some combination of the Specified Stockholders exercises more than fifty percent (50%) of the total voting power of the Company, the election of Directors by such party or parties will not be considered a Change in Control. For purposes of this Section 7.4.2, if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

Exhibit 10.13

7.4.3.
Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this Section 7.4.3, the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (a) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (b) a transfer of assets by the Company to: (i) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (ii) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (iii) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (iv) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this Section 7.4.3(b)(iii). For purposes of this Section 7.4.3, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Change in Control definition under Section 7.4, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A. Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

7.5.
“Change in Control Period” means the period beginning on the date three (3) months prior to a Change in Control and ending on (and inclusive of) the date that is the one (1) year anniversary of the Change in Control.
7.6.
“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
7.7.
“Confidentiality Agreement” means Executive’s Employment Terms and Conditions Agreement entered into with the Company dated October 11, 2012.
7.8.
“Director” means a member of the Board.
7.9.
“Disability” means total and permanent disability as defined in Code Section 22(e)(3).
7.10.
Reserved.

Exhibit 10.13

7.11.
“Good Reason” means Executive’s termination of Executive’s employment with the Company within ninety (90) days following the expiration of the Company’s Cure Period (as defined below) following the occurrence of any of the following without Executive’s written consent: (a) a material reduction in Executive’s base salary as in effect immediately prior to such reduction (in other words, a reduction of at least ten percent (10%)), provided that an across-the-board reduction in the salary level of all other similarly situated employees by the same percentage amount as part of a general salary level reduction will not constitute such a reduction under this clause; (b) a relocation by the Company (or subsidiary, parent, affiliate or successor thereto, as applicable) of Executive’s principal work location to a principal work location more than thirty-five (35) miles from Executive’s then present location; (c) the failure of the Company to obtain assumption of this Agreement by any successor of the Company in accordance with Section 8 below; or (d) a material breach by the Company, of this Agreement or any other written agreement between Executive and the Company, relating to any material terms of Executive’s employment with the Company. In order for an event to qualify as Good Reason, Executive must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days following the initial existence of the grounds for “Good Reason” and a cure period of thirty (30) days following the date of such notice (the “Cure Period”). To the extent Executive’s principal work location is not the Company’s corporate offices or facilities due to a shelter-in-place order, quarantine order, or similar work-from-home requirement that applies to Executive, Executive’s principal work location, from which a change in location under the foregoing clause (b) will be measured, will be considered the Company’s office or facility location where Executive’s employment with the Company primarily was based immediately prior to the commencement of such shelter-in-place order, quarantine order, or similar work-from-home requirement.
7.12.
“Monthly Salary” means Executive’s monthly rate of Salary.
7.13.
“Qualifying Termination” means a termination of Executive’s employment with the Company either (a) by the Company without Cause and other than due to Executive’s death or Disability, or (b) by Executive for Good Reason.
7.14.
“Salary” means Executive’s annual base salary in effect immediately prior to Executive’s Qualifying Termination or, if Executive’s Qualifying Termination occurs during the Change in Control Period and the amount is greater, Executive’s annual base salary in effect immediately prior to the Change in Control, in each case, if the Qualifying Termination is due to a resignation for Good Reason pursuant to clause (a) of the Good Reason definition, then as determined without giving effect to the material reduction in Executive’s base salary which triggered such Good Reason.
7.15.
“Section 409A” means Code Section 409A and the Treasury Regulations and guidance thereunder, and any applicable state law equivalent, as each may be promulgated, amended or modified from time to time.
7.16.
“Specified Stockholder” means individually or collectively (in any combination thereof), Dushyant Sharma, AKKR (as defined in the COI) or a Permitted Transferee of any such stockholder, provided that if a Specified Stockholder forms a “group” within the meaning of Rule 13d‑5(b)(1) of the Exchange Act with one or more Persons who are not Specified Stockholders, such group is not a Specified Stockholder.

Exhibit 10.13

7.17.
“Target Bonus” means Executive’s annual (or annualized, as applicable) target bonus in effect immediately prior to Executive’s Qualifying Termination or, if Executive’s Qualifying Termination occurs during the Change in Control Period and the amount is greater, Executive’s annual (or annualized, if applicable) target bonus in effect immediately prior to the Change in Control.
7.18.
“Time-Based Awards” means Awards that, as of the date of the Qualifying Termination, or in the case of a Qualifying Termination during the Change in Control Period, the later of the date of the Qualifying Termination or immediately prior to the Change in Control, are held by Executive and subject to continued service-based vesting criteria, but not subject to the achievement of any performance-based or other similar vesting criteria.
8.
Successors. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.
9.
Notice.
9.1.
General. All notices and other communications required or permitted under this Agreement will be in writing and will be effectively given (a) upon actual delivery to the party to be notified, (b) upon transmission by email, (c) twenty-four (24) hours after confirmed facsimile transmission, (d) one (1) business day after deposit with a recognized overnight courier, or (e) three (3) business days after deposit with the U.S. Postal Service by first class certified or registered mail, return receipt requested, postage prepaid, addressed: (i) if to Executive, at the address Executive will have most recently furnished to the Company in writing, (ii) if to the Company, at the following address:

Paymentus Holdings, Inc.

18390 NE 68th St.

Redmond, WA 98052

Attention: Chief Executive Officer

9.2.
Notice of Termination. Any termination of Executive’s employment by the Company for Cause will be communicated by a notice of termination of Executive’s employment to Executive, and any termination by Executive for Good Reason will be communicated by a notice of termination to the Company, in each case given in accordance with Section 9.1. The notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the later of (i) the giving of the notice or (ii) the end of any applicable cure period, except as set forth in Section 7.11).

Exhibit 10.13

10.
Resignation. The termination of Executive’s employment for any reason also will constitute, without any further required action by Executive, Executive’s voluntary resignation from all officer and/or director positions held at the Company or any of its subsidiaries or affiliates, and at the Board’s request, Executive will execute any documents reasonably necessary to reflect the resignations.
11.
Miscellaneous Provisions.
11.1.
No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any payment be reduced by any earnings that Executive may receive from any other source except as specified in Sections 3.4, 5.3, 5.4.3, and 6.
11.2.
Waiver; Amendment. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by an authorized officer of the Company (other than Executive) and by Executive. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.
11.3.
Headings. Headings are provided herein for convenience only, and will not serve as a basis for interpretation or construction of this Agreement.
11.4.
Entire Agreement. This Agreement, together with the Confidentiality Agreement, Executive’s confirmatory employment letter with the Company dated February 7, 2022, and the Company’s 2012 Equity Incentive Plan and 2021 Equity Incentive Plan and award agreements thereunder governing Executive’s Awards, constitutes the entire agreement of the parties and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter of this Agreement.
11.5.
Governing Law. This Agreement will be governed by the laws of the State of Delaware but without regard to the conflict of law provision. To the extent that any lawsuit is permitted with respect to any provisions under this Agreement, Executive hereby expressly consents to the personal and exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware for any lawsuit filed against Executive by the Company.
11.6.
Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason, such invalidity, illegality, or unenforceability will not affect the remaining parts of this Agreement, and this Agreement will be construed and enforced as if the invalid, illegal, or unenforceable provision had not been included.
11.7.
Withholding. The Company (and any parent, subsidiary or other affiliate of the Company, as applicable) will have the right and authority to deduct from any payments or benefits all applicable federal, state, local, and/or non‑U.S. taxes or other required withholdings and payroll deductions (“Withholdings”). Prior to the payment of any amounts or provision of any benefits under this Agreement, the Company (and any parent, subsidiary or other affiliate of the Company, as applicable) is permitted to deduct or withhold, or require Executive to remit to the Company, an amount sufficient to satisfy any applicable Withholdings with respect to such payments and benefits. Neither the Company nor any parent, subsidiary or other affiliate of the Company will have any responsibility, liability or

Exhibit 10.13

obligation to pay Executive’s taxes arising from or relating to any payments or benefits under this Agreement.
11.8.
Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

By its signature below, each of the parties signifies its acceptance of the terms of this Agreement, in the case of the Company by its duly authorized officer.

[Signature page follows]

Exhibit 10.13

COMPANY PAYMENTUS HOLDINGS, INC.

By: /s/ Andrew Gerber

Name: Andrew Gerber

Title: General Counsel and Secretary

Date: February 7, 2022

EXECUTIVE /s/ Gerasimos (Jerry) Portocalis

Gerasimos (Jerry) Portocalis

Date: February 7, 2022